Exhibit 10.3

 IRREVOCABLE INSTRUCTIONS TO TRANSFER AGENT

Date:  December 13, 2011

To the transfer agent of Drinks Americas Holdings, Ltd.

Re:           Instruction to Transfer Shares

Ladies and Gentlemen:

Reference is made to that certain Debenture dated as of June 18, 2009 (the “Debenture”), made by Drinks Americas Holdings, Ltd., a Delaware corporation (the “Company”), pursuant to which the Company agreed to pay to St George Investments LLC, an Illinois limited liability company, its successors and/or assigns (the “Holder”), the aggregate sum of $4,000,000.00 plus interest, fees, and collection costs.  The Debenture was issued pursuant to that certain Securities Purchase Agreement dated as of the date of the Debenture by and between the Company and the Holder (the “Purchase Agreement” and together with the Debenture and all other documents entered into in conjunction therewith, including any amendments, waivers, or prior forbearance agreements, the “Loan Documents”).  Pursuant to the terms of the Debenture, at the option of the Holder, the Debenture may be converted into shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”) (the shares of Common Stock issuable upon conversion, the “Conversion Shares”).

Reference is also made to that certain Forbearance Agreement of even date herewith (the “Forbearance Agreement”), between the Company and the Holder, pursuant to which the Company shall issue One Hundred Million (100,000,000) Conversion Shares in certificate form in the name of the Issuer, and such shares will be reissued and available for sale by the Holder upon the occurrence of both: (i) delivery by either the Holder or the Company of this irrevocable letter of instruction, and (ii) delivery by the Holder of a Request for Repayment in Common Shares (the “Request for Repayment”) substantially in the form attached hereto as Exhibit A (the “Required Events”) (the Conversion Shares as described in this paragraph, the “Forbearance Conversion Shares”).

Reference is also made to that certain Series A Common Stock Purchase Warrant dated as of the date of the Debenture (the “Warrant”), issued by the Company, pursuant to which the Holder may purchase shares of Common Stock.  All shares of Common Stock that may be purchased under the Warrant are hereinafter referred to as the “Warrant Shares.”  The Conversion Shares, the Forbearance Conversion Shares, and the Warrant Shares are hereinafter referred to as the “Shares.”

This irrevocable letter of instructions shall serve as the authorization and direction of the Company to Continental Stock Transfer & Trust Co. or its successors as transfer agent to the Company (also referred to hereafter as “you” or “your”), to issue (or where relevant, to reissue in the name of the Holder) shares of Common Stock to the Holder, upon the order of the Holder, (i) upon conversion of the Debenture, or (ii) upon exercise of the Warrant, as follows:

1. You shall reissue and deliver the Forbearance Conversion Shares in certificate form in the Holder’s name and free of any restrictive legend to the Holder upon your receipt of this letter of instruction and upon delivery to you, from either the Holder or the Company, of either (i) a written confirmation that the Shares are registered pursuant to an effective registration statement, or (ii) a legal opinion as to the free transferability of the Shares from counsel, dated within ninety (90) days from the date of conversion, to either the Holder or the Company; provided, however, that in the event the legal opinion is not provided as described above, you will reissue and deliver the Forbearance Conversion Shares subject to a restrictive legend.

2. You shall issue the Conversion Shares free of any restrictive legend to the Holder upon notice, from either the Holder or the Company, of  a conversion of all or any portion of the Debenture, upon delivery to you of (a) a Request for Repayment, and (b) either (i) written confirmation that the Shares are registered pursuant to an effective registration statement, or (ii) a legal opinion as to the free transferability of the Shares from counsel, dated within ninety (90) days from the date of conversion, to either the Holder or the Company; provided, however, that in the event the legal opinion is not provided as described above, you will issue the Conversion Shares subject to a restrictive legend.

3. You shall issue the Warrant Shares to or at the direction of either the Holder or the Company upon exercise of all or any portion of the Warrant, upon delivery to you of (a) a properly completed and duly executed Notice of Exercise of Warrant (the “Notice of Exercise”) substantially in the form attached hereto as Exhibit B, and (b) either (i) written confirmation that the Shares are registered pursuant to an effective registration statement, or (ii) a legal opinion as to the free transferability of the Shares from counsel dated within ninety (90) days from the exercise date, to either the Holder or the Company; provided, however, that in the event the legal opinion is not provided as described above, you will issue the Warrant Shares subject to a restrictive legend.

4. In the case of a request for shares of Common Stock pursuant to Paragraphs 2 or 3 above, you shall, within three (3) Trading Days (as defined below) thereafter, (a) if you are eligible to participate in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of the Common Stock to the Holder’s or its designee’s balance account with DTC through the Deposit Withdrawal at Custodian (“DWAC”) system, provided the Holder causes its bank or broker to initiate the DWAC transaction, or (b) if you are not eligible to participate in the DWAC system, issue and deliver to the Holder, via a common carrier for overnight delivery, to the address as specified in the Request for Repayment or the Notice of Exercise, as the case may be, a certificate or certificates, registered in the name of the Holder or its designee(s), for such number of shares of Common Stock as may be requested by the Holder to be transferred as set forth in the Request for Repayment or Notice of Exercise, as applicable, up to the number of Shares evidenced by the certificates.  For purposes hereof, “Trading Day” shall mean any day on which the New York Stock Exchange is open for customary trading. Notwithstanding any other provision hereof, the Company and the Holder understand that you shall not be required to perform any issuance or transfer of Shares if (i) such an issuance or transfer of Shares is in violation of any state or federal securities laws or regulations, or (ii) the issuance or transfer of Shares is prohibited or stopped as required or directed by a court order.

5. You understand that a delay in either the crediting of Shares or the delivery of certificates hereunder, as the case may be, could result in economic loss to the Holder and that time is of the essence in your processing of a Request for Repayment or Notice of Exercise.

6. To the extent the applicable Shares being issued or reissued will be or currently are certificated:

(a)
the certificates representing the Conversion Shares, including the Forbearance Conversion Shares, to be issued or reissued pursuant to Paragraph 1and 2 above, if the date on which the Request for Repayment is submitted to you is (i) more than twelve (12) months following the date of issuance of the Debenture, or (ii) more than six (6) months following the date of issuance of the Debenture and the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

(b)	the certificates representing the Warrant Shares to be issued following:

i)           a “cashless exercise” (as described in the Warrant) pursuant to Paragraph 3 above, if the date on which the Notice of Exercise is submitted to you is (i) more than twelve (12) months following the date of issuance of the Warrant, or (ii) more than six (6) months following the date of issuance of the Warrant and the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended,

ii)           a “cash exercise” (as described in the Warrant) pursuant to Paragraph 3 above, if the date on which the Notice of Exercise is submitted to you is (i) more than twelve (12) months following the date of the Warrant Shares being issued according to the cash exercise, or (ii) more than six (6) months following the date of the Warrant Shares being issued according to the cash exercise and the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, shall (i) be in the name of the Holder, and (ii) not bear any legend restricting transfer and should not be subject to any stop-transfer restrictions, and shall otherwise be freely transferable on the books and records of the Company, pursuant to the opinion of counsel to the Company or the Holder.  You will accept such opinion of counsel provided that it opines that the certificates may be issued or delivered without restrictive legend in accordance with the applicable securities laws of the United States.

7. You shall rely exclusively on the instructions provided in this letter and shall have no liability for relying on such instructions, whether provided by the Holder or the Company.  Any Request for Repayment or Notice of Exercise delivered hereunder shall constitute an irrevocable instruction to you to process such notice or notices in accordance with the terms thereof. Such notice or notices may be transmitted to you by fax or any commercially reasonable method.

8. The Company hereby confirms to you and to the Holder that no instruction other than as contemplated herein will be given to you by the Company with respect to the matters referenced herein. The Company hereby authorizes you, and you shall be obligated, to disregard any contrary instruction received by or on behalf of the Company or any other person purporting to represent the Company.

9. The Company hereby agrees to notify the Holder in the event of any replacement of Continental Stock Transfer & Trust Co. as the Company’s transfer agent.

10.           The Company acknowledges that the Holder is relying on the representations and covenants made by the Company in this irrevocable letter of instructions and that the representations and covenants contained in this letter constitute a material inducement to the Holder to enter into the Forbearance Agreement.  The Company further acknowledges that without such representations and covenants of the Company made in this letter, the Holder would not have entered into the Forbearance Agreement.

11.           The Holder is an intended third-party beneficiary of this irrevocable letter of instructions. The parties hereto specifically acknowledge and agree that in the event of a breach or threatened breach by a party hereto of any provision hereof, the Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this irrevocable letter of instructions were not specifically enforced.  Therefore, in the event of a breach or threatened breach of this letter, the Holder shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this letter.

12.           By signing below, each individual executing this letter on behalf of an entity represents and warrants that he or she has authority to so execute this letter on behalf of such entity and thereby bind such entity to the terms and conditions hereof.

[Signatures on Following Page]

Very truly yours,

DRINKS AMERICAS HOLDINGS, LTD

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

THE HOLDER:

ST GEORGE INVESTMENTS LLC

By: Fife Trading, Inc., Manager

     By:
            John M. Fife, President

Attachments:

Exhibit A – Form of Request for Repayment
Exhibit B – Form of Notice of Exercise

[Signature Page to Irrevocable Instructions to Transfer Agent Letter]

EXHIBIT A

FORM OF REQUEST FOR REPAYMENT

EXHIBIT B

FORM OF NOTICE OF EXERCISE